EXHIBIT 99.1

News Release

US Oncology Commences Tender Offer and Consent Solicitation for Its

9 5/8% Senior Subordinated Notes Due 2012

HOUSTON, TX, May 21, 2004 – US Oncology, Inc. (“US Oncology”) (NASDAQ: USON) announced today that it commenced a cash tender offer to purchase any and all of the $175 million outstanding principal amount of its 9 5/8% Senior Subordinated Notes due 2012. In conjunction with the tender offer, US Oncology is soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 21, 2004, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation. Among other conditions discussed below, the tender offer is conditioned upon the completion of US Oncology’s proposed merger with an affiliate of Welsh, Carson, Anderson & Stowe IX, L.P. The merger remains subject to certain customary conditions, including the approval by a majority of US Oncology’s stockholders and approval by holders of a majority of the outstanding shares of US Oncology’s common stock not held by US Oncology Holdings, Inc., Oiler Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., its co-investors or members of US Oncology’s board or management that are expected to participate in the merger. The merger is not expected to close until July 2004.

The total consideration to be paid for each validly tendered note will be equal to $1,189.10 per $1,000 principal amount of the notes, plus any accrued and unpaid interest on the notes up to, but not including, the date of payment. The total consideration includes a consent payment of $20.00 per $1,000 principal amount of notes payable only to holders who tender their notes and validly deliver their consents prior to the consent expiration date. Holders who tender their notes after the consent expiration date will receive the total consideration less the consent payment, or $1,169.10 per $1,000 principal amount of the notes. The consent expiration date is at 5:00 p.m., New York City time, on Friday, June 4, 2004, unless earlier terminated or extended. The tender offer will expire at 5:00 p.m., New York City time, on Friday, June 25, 2004, unless earlier terminated or extended.

Among other things, the proposed amendments to the indenture governing the notes would eliminate most of the indenture’s principal restrictive covenants and would amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the notes outstanding. Holders who tender their notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offer. Tendered notes may be withdrawn and consents may be revoked at any time prior to the consent expiration date, but not thereafter.

In addition to the merger, the tender offer is conditioned upon a minimum tender condition, a requisite consent condition, a supplemental indenture condition and certain additional customary conditions. If any of the conditions are not satisfied, US Oncology is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes, and may even terminate the tender offer.

Citigroup Global Markets Inc. is acting as the dealer manager and solicitation agent for the tender offer and consent solicitation. The depositary for the tender offer is Computershare Trust Company of New York. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Global Markets Inc., telephone number (800) 558-3745 (toll free) and (212) 723-6106 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (800) 733-6231 (toll free) and (212) 440-9800 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

US Oncology, headquartered in Houston, Texas, is America’s premier cancer-care services company. US Oncology supports the cancer care community by providing medical oncology services, cancer center services and cancer research services. Our network of over 895 affiliated physicians provides care to patients in over 470 locations, including 80 outpatient cancer centers with 45 licensed pharmacies, across 32 states. In providing our services, we operate 104 linear accelerators, 52 Computed Tomography (CT) units and 24 Positron Emission Tomography (PET) systems. We estimate that in 2003 our affiliated physicians provided care to approximately 500,000 patients, including approximately 190,000 new patients.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions, and those detailed from time-to-time in the US Oncology’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine US Oncology’s future results are beyond the ability of US Oncology to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. In particular, the merger transaction is subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of US Oncology to obtain stockholder approval, the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of US Oncology Holdings, Inc. to obtain financing, or the occurrence of events that would have a material adverse effect on US Oncology as described in the merger agreement. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. US Oncology undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “US Oncology,” “we,” or “our” as used throughout this document refer to US Oncology, Inc. and its affiliates.